EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Research Engineers, Inc.:


We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-88887) of Research Engineers, Inc. of our report dated May 17, 1999, relating to the consolidated balance sheet of Research Engineers, Inc. and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years ended March 31, 1999 and 1998, which report appears in the March 31, 1999 Annual Report on Form 10-KSB of Research Engineers, Inc. and to the reference to our firm under the heading "Experts" in the related prospectus.


                                         /S/ KPMG LLP


Orange County, California
December 22, 1999